                        License Agreement
                        -----------------

This agreement is entered into and effective as of the 16th day of February, 1999 by and between R&D Systems, Inc., a Minnesota corporation with principal offices at 614 McKinley Place N.E., Minneapolis, MN 55413 [RDS], and Cistron Biotechnology Inc., a New Jersey Corporation with principal offices at 10 Bloomfield Avenue, Pine Brook, NJ 07058 [CBI].

1.      Recitals

        1.1. Whereas CBI has an exclusive, worldwide license from the New England Medical Center Hospitals, Inc., Tufts University, Massachusetts Institute of Technology, and Wellesley College [the INSTITUTIONS] to make, use, sell, and to sublicense to others, products utilizing human interleukin 1 beta [IL-1B], which is the subject of patents owned by the INSTITUTIONS, as set forth in Schedule A.

        1.2. Whereas CBI has patents which describe the production and use of antibodies to IL-1B and immunoassays selective for IL-1B,as set forth in Schedule A.

        1.3. Whereas CBI has been granted license from Merck, & Co. Inc. for the research use of Interleukin 1 beta converting enzyme [ICE],

        1.4. Whereas RDS wishes to obtain assignment of the ICE LICENSE defined herein,

        1.5. Whereas RDS wishes to obtain an exclusive sub-license to the INTELLECTUAL PROPERTY defined herein for the purpose of commercializing products for the research market worldwide, and CBI is willing to grant RDS such license under the terms defined herein, and

        1.6. In consideration of the mutual promises and undertakings of the parties as herein set forth, it is hereby agreed as follows:

2.      Definitions

        2.1. INTELLECTUAL PROPERTY means the licenses, United States and foreign patents and patent applications and any divisions, continuations, continuations in part, reissues, reexaminations, renewals, and extensions thereof, and all pending applications therefor (a) are described in paragraphs 1.1, and 1.2 and (b) are set forth in Schedule A.

        2.2.    ICE LICENSE means the license granted to CBI by Merck &
                Co. Inc.

        2.3. LICENSED PRODUCT(S) means any product(s) that contain(s) or is made employing the INTELLECTUAL PROPERTY. LICENSED PRODUCTS shall include:

                2.3.1. REAGENT(S) means any stand-alone product(s), e.g., proteins or antibodies, that contain(s) or is made employing the INTELLECTUAL PROPERTY.

                2.3.2. COMBINATION PRODUCT(S) means any product(s) that contain(s) more than a single reagent, e.g., immunoassays or matched reagents for immunoassays, where at least one of the components of this product contain(s) or is a REAGENT or is made employing the INTELLECTUAL PROPERTY.

        2.4. NET SALES means the invoiced amount of sales of the LICENSED PRODUCT(S) by RDS to third parties less the following items: (a) Customary trade, quantity and cash discounts, sales rebates allowed and taken; (b) Credits actually given for rejected or returned products; (c) Freight and insurance if separately itemized on the invoice and paid by the customer; and (d) Value-added, sales, use or turnover taxes, excise taxes and customs duties included in the invoice amount.

        2.5. AFFILIATES means any organization controlling, controlled by, or under the common control with RDS. For this purpose the term control means ownership, directly or indirectly, of at least fifty percent (50%) of the equity capital or a right to at least fifty- percent (50%) of the profits.

        2.6.    FIELD means the research market.

        2.7.    TERRITORY means countries where patent protection exists.

3.      Grant and Assignment

        3.1. CBI grants to RDS, including its AFFILIATES, and RDS accepts an exclusive, sub-license to make, have made, use, sell, and sub-license the INTELLECTUAL PROPERTY in the FIELD in the TERRITORY.

                3.1.1.  RDS shall use reasonable efforts to market
                        LICENSED PRODUCTS in the FIELD and will manufacture its LICENSED PRODUCTS within the United States

        3.2.    CBI will seek assignment of the ICE LICENSE to RDS.

        3.3. CBI will provide to RDS its customer list and sales history for the past two (2) fiscal years.

        3.4. CBI will cease its business as a provider of research products relating to the INTELLECTUAL PROPERTY and ICE LICENSE as defined herein.

        3.5. CBI may continue to produce REAGENTS and COMBINATiON PRODUCTS, using the INTELLECTUAL PROPERTY, for its own research use and may also provide REAGENTS and/or COMBINATION PRODUCTS to their collaborators, at no charge, for use in CBI-sponsored research directed toward the development of applications of the INTELLECTUAL PROPERTY outside of the FIELD.

        3.6. Should CBI dissolve, file for bankruptcy, has filed against it an involuntary petition of bankruptcy which is not dismissed within thirty (30) days after the date of filing, or otherwise cease to actively conduct its business, all rights to the INTELLECTUAL PROPERTY for use in the FIELD in the TERRITORY shall be assigned to RDS.

4.      Payments, Reports, and Accounting

        4.1. RDS agrees to pay CBI a one-time license initiation fee of seven hundred fifty thousand dollars (US $750,000) for the INTELLECTUAL PROPERTY within thirty (30) days of the full execution of this Agreement.

        4.2. RDS agrees to pay CBI a royalty equal to four percent (4%) of NET SALES of REAGENT(S) and eight percent (8%) of NET SALES of COMBINATION PRODUCT(S) in the TERRITORY.

        4.3. RDS agrees to share equally any fees or royalties with CBI derived from RDS sub-licensing activities of the INTELLECTUAL PROPERTY.

        4.4. CBI agrees to share equally any fees or royalties, net of contractually defined payments made to the INSTITUTIONS, with RDS derived from CBI's license agreement with Peprotech Inc. (located at 5 Crescent Avenue, Rocky Hill, New Jersey 08553).

        4.5. RDS shall submit semi-annual written reports and royalty payments, due within sixty (60) days following December 31 and June 30 of each year. This report shall include the number, description, and aggregate NET SALES of LICENSED PRODUCT(S) made during the reporting period, and the resulting calculation of the royalty due. Concurrent with the report, RDS shall include the payment due to CBI of royalties for the period covered by the report. All royalty payments shall be paid in US Dollars.

        4.6. RDS agrees to keep records for a period of three (3) years showing the manufacture, sales, use, and other disposition of the LICENSED PRODUCT(S) under the license granted herein in sufficient detail to enable royalties payable hereunder by RDS to be determined.

        4.7. RDS further agrees to permit its books and records to be examined by CBI to the extent necessary to verify reports provided for in paragraph 4.5. Such examination is to be made by CBI, at CBI's expense, and shall be on a confidential basis no more frequently than once yearly.

5.	Representations

        5.1. Each party represents to the other party that to the best of its knowledge it has full right and authority to enter into this Agreement without the consent or approval of any third party.

        5.2. CBI represents and warrants that it is the owner of the INTELLECTUAL PROPERTY and is unaware of any liens, encumbrances, restrictions or other legal claims, to the best of its knowledge and belief without having done any due diligence.

        5.3. CBI makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that the use of the INTELLECTUAL PROPERTY will or does not infringe any patent, trademark, or copyright of third parties.

6.      Patent Maintenance, Infringement and Enforcement

        6.1. CBI will maintain any and all patents included hereinand set forth in Schedule A, including but not exclusive of maintenance fees and filings.

        6.2. RDS shall have the right, at its discretion and its expense, to enforce its patent rights granted herein.

                6.2.1. Recoveries, damage awards or settlements, net of reimbursement of all expenses incurred by RDS to enforce the patent rights, shall be considered NET SALES when received by RDS and such net amounts shall be included in the determination of royalties due CBI.

        6.3. CBI shall make available, at RDS' expense, any records or documents that may be needed for any legal proceedings.

7.	Indemnification

        7.1. RDS will indemnify, defend, and hold harmless CBl from any and all damages, costs, expenses, suits, claims and judgments (including reasonable attorney's fees and cost) arising from the conduct of RDS or its officers or employees or arising from the production or use of the INTELLECTUAL PROPERTY or the production, use or sale of LICENSED PRODUCT(S) by RDS, except for any claims, liability, damage, loss, cost, or expense caused by CBI's negligence or willful misconduct in connection with its supply of the INTELLECTUAL PROPERTY to RDS.

8.	Amendments

        8.1. The Agreement constitutes the entire understanding between the parties with respect to the subject matter herein, and no modification or amendment shall be valid or binding upon the parties unless made in writing and duly executed on behalf of each party.

9.	Confidentiality

        9.1. All information submitted by one party to the other concerning the INTELLECTUAL PROPERTY and designated in writing, shall be considered as confidential information and shall be utilized only pursuant to the license granted hereunder. During the term of this Agreement and a period of five (5) years thereafter, neither party shall disclose to any third party any information received from the other party without the specific written consent of that party. The foregoing shall not apply where such information (a) was or becomes public through no fault of the receiving party, (b) was at the time of receipt, already in the possession of the receiving party as evidenced by its written records, or
                (c) was obtained from a third party legally entitled to use and disclose the same.

10.	Term and termination

        10.1. Unless earlier terminated pursuant to paragraph 10.2 the provisions of this Agreement will expire upon the expiration of the last of the INTELLECTUAL PROPERTY.

        10.2. CBI may terminate this Agreement if RDS is in default in payment of royalty or providing reports provided that RDS fails to remedy any such default, breach or false report within thirty (30) days of written notice thereof by CBI.

        10.3. Surviving any termination are (a) the obligation of RDS to pay royalties accrued or accruable, (b) any cause of action or claim of RDS or CBI, accrued or to accrue, because of any breach or default by the other party, and
                (c) the provisions of paragraphs 4, 7, and 9.

        10.4. Upon termination by either party, RDS shall have the right for one (1) year to dispose of all LICENSED PRODUCT(S) then on hand or in process of manufacture, and to complete all orders for such LICENSED PRODUCT(S) then on hand or in process of manufacture, and royalties shall be paid to CBI with respect to such LICENSED PRODUCT(S) as though this Agreement had not terminated.

        10.5. Upon termination by either party, any Agreement by RDS granting sub-licensee rights shall be assigned to CBI for the term of those agreements.

11.	Miscellaneous Provisions

        11.1. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given, when received, if personally delivered or delivered by telegram, telex, or facsimile, or when deposited, if placed in the US Mails for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the address set forth below:

                To RDS: President
                        R&D Systems, Inc.
                        614 McKinley Place, N.E.
                        Minneapolis, MN 55413

                To CBI: President
                        Cistron Biotechnology Inc.
                        P.O. Box 2004
                        10 Bloomfield Avenue
                        Pine Brook, NJ 07058

        11.2. This Agreement constitutes the entire agreement of the parties with respect to the subject matter described in this Agreement and shall supersede all previous negotiations, commitments, writings, or agreements with respect to such subject matter, including the License and Supply Agreement between the parties effective as of March 21, 1995 and the Research and Development
                Agreement between the parties effect as of April 10, 1995.

        11.3. This Agreement may not be released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed on behalf of both parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to effect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

        11.4. This agreement shall be governed by, and construed in accordance with the law of the State of Minnesota (other than its law with respect to conflicts of laws), including all matters of construction, validity, and performance.

        11.5. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns, provided that, except as otherwise noted, the rights and obligations of either party under this Agreement may not be assigned without the written consent of the other party. Such consent will not be unreasonable withheld.

        11.6. The validity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions of this Agreement.

In witness whereof, the parties have caused this Agreement to be executed in the manner appropriate for each.


Research and Diagnostic Systems Inc.

By /s/ THOMAS E. OLAND
  --------------------
  Thomas E. Oland, President


Date Feb. 18, 1999
     -------------

Cistron Biotechnology, Inc


By /s/ BRUCE C. GALTON
   -------------------
   Bruce C. Galton, President

Date 2-17-99
     -------

                           SCHEDULE A
                           ----------
                         IL-1B PATENTS